                                                                     Exhibit 12

                       W. R. GRACE & CO. AND SUBSIDIARIES
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
            COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS (a)
                          (in millions, except ratios)
                                  (Unaudited)

                                                                                                                Nine Months Ended
                                                                   Year Ended December 31 (c)                      September 30,
                                                      -----------------------------------------------------     ------------------
                                                      1997(d)     1996(e)    1995(f)    1994(g)     1993(h)     1998   1997 (c)(d)
                                                      -------     -------    -------    -------     -------     ----   -----------

Net income/(loss) from
    continuing operations .........................   $ 88.2      $112.9     $(324.8)   $(185.4)    $(106.7)   $ 63.6     $107.3
    Add/(deduct)
    Provision for/(benefit from)
    income taxes ..................................     55.2        70.4      (192.4)    (120.9)      (55.5)     40.7       65.9

    Income taxes of 50%-owned companies ...........       --          --          --         --          .1        --         --

    Equity in unremitted (earnings)/losses of
    less than 50%-owned companies .................     (7.0)        (.4)         .8        (.6)        (.5)     (7.6)       (.7)

    Interest expense and related financing costs,
    including amortization of capitalized
      interest ....................................     87.6       160.8       179.8      138.5       122.7      28.6       65.0

    Estimated amount of rental expense
    deemed to represent the interest factor .......      6.9         8.4         8.5       10.1        11.3       2.9        3.9
                                                      ------      ------     -------    -------     -------    ------     ------
Income/(loss) as adjusted .........................   $230.9      $352.1     $(328.1)   $(158.3)    $ (28.6)   $128.2     $241.4
                                                      ======      ======     =======    =======     =======    ======     ======
Combined fixed charges and preferred stock
  dividends
    Interest expense and related
    financing costs, including capitalized
      interest ....................................   $ 92.4      $177.1     $ 195.5    $ 143.2     $ 122.8    $ 28.3     $ 72.9
    Estimated amount of rental expense
    deemed to represent the interest factor .......      6.9         8.4         8.5       10.1        11.3       2.9       3.9
                                                      ------      ------     -------    -------     -------    ------     ------
Fixed charges .....................................     99.3       185.5       204.0      153.3       134.1      31.2       76.8
Preferred stock dividend requirements (b)..........       --          .6          .5         .5          .8        --         --
                                                      ------      ------     -------    -------     -------    ------     ------
Combined fixed charges and preferred
  stock dividends .................................   $ 99.3      $186.1     $ 204.5    $ 153.8     $ 134.9    $ 31.2     $ 76.8
                                                      ======      ======     =======    =======     =======    ======     ======
Ratio of earnings to fixed charges ................     2.33        1.90       (i)        (i)         (i)        4.11       3.14
                                                      ======      ======     =======    =======     =======    ======     ======
Ratio of earnings to combined fixed charges
    and preferred stock dividends .................     2.33        1.89       (i)        (i)         (i)        4.11       3.14
                                                      ======      ======     =======    =======     =======    ======     ======

(a) Grace's preferred stocks were retired in 1996; for additional information, see Note 1 to the Consolidated Financial Statements in the 1996 10-K.

(b) For each period with an income tax provision, the preferred stock dividend requirements have been increased to an amount representing the pretax earnings required to cover such requirements based on Grace's effective tax rate.

(c) Certain amounts have been restated to conform to the 1998 presentation.

(d) Includes a pretax gain of $103.1 on sale of business, offset by a pretax provision of $4.0 for restructuring costs and asset impairments.

(e) Includes a pretax gain of $326.4 on the sale of a business, offset by pretax provisions of $229.1 for asbestos-related liabilities and insurance coverage and $34.7 for restructuring costs and asset impairments.

(f) Includes pretax provisions of $275.0 for asbestos-related liabilities and insurance coverage; $151.3 relating to restructuring costs, asset impairments and other activities; $77.0 for environmental liabilities at former manufacturing sites; and $30.0 for corporate governance activities.

(g) Includes a pretax provision of $316.0 relating to asbestos-related liabilities and insurance coverage.

(h) Includes a pretax provision of $159.0 relating to asbestos-related liabilities and insurance coverage.

(i) As a result of the losses incurred for the years ended December 31, 1995, 1994 and 1993, Grace was unable to fully cover the indicated fixed charges.